Exhibit (8)(l)


April 25, 1997



Annuity Investors Life Insurance Company
250 East Fifth Street
Cincinnati, OH 45202
Attention: Mark F. Muething

Dear Mark:

               Re: Fee Letter Relating to the Annuity Investors Life Insurance Company Participation Agreement.

        Pursuant to the Participation Agreement by and among Strong Capital Management, Inc. ("Strong"), Annuity Investors Life Insurance Company (the "Company"), Strong Variable Insurance Funds, Inc., Strong Special Fund II, Inc. and Strong Funds Distributors, Inc. ("Distributors") dated as April 25, 1997 (the "Participation Agreement"), the Company will provide certain administrative services on behalf of the registered investment companies or series thereof specified in Exhibit A (each a "Fund" and collectively the "Funds").

        In recognition of the reduction in administrative expenses that derives from the performance of said administrative services, Strong agrees to pay the Company the fee specified below for each Fund specified in Exhibit A hereto.

               (a) For average  aggregate  amounts (as  calculated  in paragraph
        (b), below) invested through variable insurance products issued by the Company with the Funds, the monthly fee shall equal the percentage (calculated in paragraph (b), below) of the applicable annual fee for each Fund specified in Exhibit A.

               (b) For purposes of computing the fee  contemplated  in paragraph
        (a) above, Strong shall calculate and pay to the Company an amount with respect to each Fund equal to the product of: (a) the product of (i) the number of calendar days in the applicable month divided by the number of calendar days in that year (365 or 366 as applicable) and (ii) the applicable percentage specified in Exhibit A, hereto, multiplied by (b) the average daily market value of the investments held in such Fund pursuant to the Participation Agreement computed by totaling the aggregate investment (share net asset value multiplied by the total number of shares held) on each day during the calendar month and dividing by the total number of days during such month.

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               (c) Strong shall  calculate  the amount of the payment to be made pursuant to this Letter Agreement at the end of each calendar month and will make such payment to the Company within 30 days after receiving the report referenced in paragraph (e), below. Fees will be paid, at Strong's election, by wire transfer or by check. All payments hereunder shall be considered final unless disputed by the Company in writing within 60 days of receipt.

               (d) The parties agree that the fees contemplated herein are solely for shareholder servicing and other administrative services provided by the Company and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services.

               (e) The Company agrees to provide Strong by the 15th day of each month with a report which indicates the number of Owners that hold through a Contract interests in each Account as of the last day of the prior month.

               (f) If requested in writing by Strong, and at Strong's expense, the Company shall provide to Strong, by February 14th of each year, a "Special Report" from a nationally recognized accounting firm reasonably acceptable to Strong which substantiates for each month of the prior calendar year: (a) the number of owners that hold, through an Account, interests in each Account maintained by the Company on the last day of each month which held shares for which the fee provided for in this Letter Agreement was received by the Company, (b) that any fees billed to Strong for such month were accurately determined in accordance with this Letter Agreement, and (c) such other information in connection with this Agreement and the Participation Agreement as may be reasonably requested by Strong.

               (g) The parties hereto agree that Strong may unilaterally amend Schedule A hereto to add additional investment companies or series thereof ("New Funds") as Funds subject to the provisions of this Letter Agreement by sending to the Company a written notice of the New Funds and indicating therein the fees to be paid to the Company with respect to the administrative services provided pursuant to the Participation Agreement in connection with such New Funds.

               (h) This Letter Agreement shall terminate upon termination of the Participation Agreement. Accordingly, all payments pursuant to this Letter Agreement shall cease upon termination of the Participation Agreement.

               (i) Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Participation Agreement.


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        If you are in agreement with the  foregoing,  please sign and date below where indicated and return one copy of this signed letter agreement to me.

                                             Very truly yours,

                                             /s/ Stephen J. Shenkenberg

                                             Stephen J. Shenkenberg
                                             Vice President




Accepted and agreed as of April 25, 1997 by Annuity Investors Life Insurance Company

/s/ Mark F. Muething
By:  Mark F. Muething
Name and Title:  Senior Vice President


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EXHIBIT A TO LETTER DATED APRIL 25, 1997


The Funds subject to this Agreement and applicable annual fees are as follows:

               Fund                                           Annual Fee

        Strong Special Fund II, Inc.                             .20%
        Strong Variable Insurance Funds, Inc.
               Strong Growth Fund II                             .20%